Exhibit 3.1.2.2

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

DRIVETIME ACCEPTANCE CORPORATION

FIRST: The name of the corporation is DriveTime Acceptance Corporation

SECOND: Attached hereto as Exhibit A is the text of the amendment to the Articles of Incorporation of the corporation adopted.

THIRD: The amendment does not provide for an exchange reclassification or cancellation of issued shares.

FOURTH: The amendment was adopted April 14, 2005.

FIFTH: The amendment was approved by the shareholders. There is one voting group entitled to vote on the amendment. The designation and number of outstanding shares in each voting group entitled to vote on the amendment, the number of votes entitled to be cast by each, the number of votes of each such voting group represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

The voting group consisting of 100 outstanding shares of common stock is entitled to 100 votes. There were 100 votes received via an action by written consent of the sole shareholder. The voting group cast 100 votes for and 0 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

DATED as of this 26 day of April, 2005.

DriveTime Acceptance Corporation, An Arizona corporation

By:	/s/ Jon D. Ehlinger
Name:	Jon D. Ehlinger
Title:	Secretary

EXHIBIT A

AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

DRIVETIME ACCEPTANCE CORPORATION

Article 1 of the Articles of Incorporation is amended in its entirety to read as follows:

“1. Name. The name of the Corporation is DT Acceptance Corporation.”

A-1